Exhibit 99.1

Green Energy Management Services Holdings Announces a Strategic Shift in Business Direction and
Initiates Search for a New CEO

Covington, LA, June 18, 2014 /Business Wire/ - Green Energy Management Services Holdings, Inc. (GRMS) (the “Company”), a full service company focused on energy management, including energy savings products such as LED lighting and water management devices, announced today that its Board of Directors is reviewing strategic business alternatives to improve shareholder value, along with changes of leadership of the Company. While the Company is not abandoning the energy management sector, the progress with which revenue and earnings growth have occurred were deemed too slow by the Company’s Board of Directors.

In connection with the strategic shift, the Company has accepted the resignation of its former CEO and has begun conducting a search for a new permanent CEO. In the interim, Dr. Robert Thomson, currently Chairman of the Audit Committee and significant shareholder, has been appointed as the Interim CEO and acting CFO and has also assumed the role of Chairman of the Board of Directors. Dr. Thomson, 65, has extensive experience in alternative methods of healthcare, pain management, and nutrition.  The Board of Directors is also considering adding new board members as the search for business alternatives will necessitate advisors who would be more familiar with the potential new businesses.

Commenting on the announcement, Dr. Thomson stated, “We remain excited about new businesses that potentially intertwine with our energy management endeavors. As these opportunities become more transparent we will continue to keep our shareholders informed of them.”

The Company also accepted the resignation of its chairman Thomas Spinelli who left the Company to concentrate his efforts on his personal business.

About Green Energy Management, Inc.

Green Energy Management Services Holdings, Inc. is a full service provider of energy saving alternatives for a various array of commercial buildings and manufacturing facilities. Utilizing energy management technology and design, the Company provides, lighting, electrical, and water savings products at little or no cost to the owner, while recovering its revenue from the recognized savings. The Company offers these services on a nationwide basis. Please visit www.gempowered.com for more information.

Forward-Looking Statements:

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 27E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on management’s current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. Risks and uncertainties applicable to the Company and its business, including, without limitation, ability to obtain financing and regulatory and shareholder approvals for anticipated actions, could cause the Company’s actual results to differ materially from those indicated in any forward-looking statements. These and other factors are identified and described in more detail in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K filed with the SEC on May 13, 2014. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in its expectations, except as may be required by law.

Contact:	Green Energy Management Services Holdings, Inc. Ron Ulfers, Jr., 504-577-2438 ron@gempowered.com